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                                                                     Exhibit 5.2
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              [KEGLER, BROWN, HILL & RITTER CO., L.P.A. LETTERHEAD]

                                  July 25, 2003


Vectren Energy Delivery of Ohio, Inc.
Indiana Gas Company, Inc.
20 N.W. Fourth Street
Evansville, IN 47708

Ladies and Gentlemen:

     You have requested our opinion in connection with Registration Statement No. 333-104186 on Form S-3 (the "Registration Statement") of Vectren Corporation ("Vectren"), Vectren Utility Holdings, Inc. ("VUHI"), Indiana Gas Company, Inc. ("Indiana Gas"), and Vectren Energy Delivery of Ohio, Inc. (together with Indiana Gas, the "Ohio Guarantors"), and Southern Indiana Gas and Electric Company (the "Indiana Guarantor" and, together with the Ohio Guarantors, the "Guarantors"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by VUHI of $100,000,000 5.25% Senior Notes due August 1, 2013 and $100,000,000 5.75% Senior Notes due August 1, 2018 (collectively, the "Debt Securities") and related joint and several guarantees by the Guarantors of the Debt Securities (the "Guarantees") to be issued and sold under the provisions of the Indenture, dated October 19, 2001, among VUHI, the Guarantors, and U.S. Bank National Association, as Trustee (the "Indenture"), the Prospectus Supplement dated July 24, 2003, relating to the Registration Statement (the "Prospectus Supplement"), the Underwriting Agreement, dated July 24, 2003, among VUHI, the Guarantors, ABN AMRO Incorporated, and Banc One Capital Markets, Inc. (the "Underwriting Agreement"), and the related Terms Agreement dated July 24, 2003 (the "Terms Agreement"). We have examined such records, certificates, and other documents and have made such investigation of law as we have deemed necessary in the circumstances.

     Based on that examination and investigation, it is our opinion that, when
(i) the Debt Securities and the Guarantees shall have been duly executed, authenticated, and delivered in accordance with the Indenture, the Prospectus, the Prospectus Supplement, the Underwriting Agreement, and the Terms Agreement and delivered against payment therefor, and (ii) applicable state blue sky laws, the Securities Act, and the Trust Indenture Act of 1939, as amended, have been complied with in connection with the offer and sale of the Debt Securities, the Guarantees by the Ohio Guarantors will be legal, valid, and binding obligations of the respective Ohio Guarantors, enforceable against each of them in accordance with their respective terms, subject to (a) the United States Bankruptcy Code, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect relating to our affecting creditors' rights or remedies generally and (b) general equitable principles (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to judicial discretion.

     This opinion letter is limited to the current Federal laws of the United States and the current internal laws of the State of Ohio (without giving effect to any conflict of law principles

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thereof); and we have not considered, and express no opinion on, the laws of any other jurisdiction.

     We consent to the use of our name under the caption "Legal Matters" in the Prospectus Supplement included in the Registration Statement and to the filing of this opinion as Exhibit 5.2 to the Form 8-K of VUHI filed with the Securities and Exchange Commission on the date hereof.

                                    Very truly yours,

                                    /s/ Kegler, Brown, Hill & Ritter Co., L.P.A.
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                                      KEGLER, BROWN, HILL & RITTER CO., L.P.A.